EXHIBIT 10.5

EMPLOYMENT AGREEMENT

This Employment Agreement is effective the 11th day of May 2026, by and between MKS Inc., a Massachusetts corporation (“MKS” or the “Company”), and Renee Donlan of Pelham, NH (“Employee”).

WHEREAS, the Company and Employee entered into an Employment Agreement dated March 30, 2015 (the “Prior Employment Agreement”);

WHEREAS, the Company and Employee intend to amend and restate the terms of their employment relationship as more particularly set forth herein in connection with Employee’s promotion to Executive Vice President, General Counsel and Chief Compliance Officer; and

WHEREAS, the Company and Employee intend that as of the Start Date (as defined below), this Employment Agreement and the Confidential Information Agreement referenced in Section 2 below shall supersede the Prior Employment Agreement and any other agreements relating to the employment relationship between the Company and Employee, including the Confidential Information, Intellectual Property and Non-Solicitation Agreement Employee entered into with MKS effective March 30, 2015 (the “Prior Confidential Information Agreement”); and

NOW THEREFORE, in consideration of the premises and the mutual promises contained herein, the Company and Employee hereby agree as follows:

1.
Employment. The Company is employing Employee on an at-will basis in the position of Executive Vice President, General Counsel and Chief Compliance Officer beginning June 1, 2026 (the “Start Date”). Employee’s principal place of employment shall be Andover, Massachusetts. Employee agrees to comply with the Company’s policies.
2.
Confidential Information Agreement. Employee will sign and deliver to the Company, at the same time that Employee executes this Employment Agreement, the Confidential Information, Intellectual Property and Non-Solicitation Agreement (“Confidential Information Agreement”) that is attached hereto as Attachment A.
3.
Duty to The Company. While employed by the Company, Employee: (a) will devote his or her full working time and best efforts to the business of the Company; and (b) will not (without the prior, express, written consent of the Chief Executive Officer of MKS) engage in any business activity (whether or not for gain) that interferes with Employee’s work for the Company. Notwithstanding the previous sentence, this Employment Agreement does not prohibit Employee from managing his or her personal investments or engaging in charitable and unpaid professional activities (including serving on charitable and professional boards), so long as doing so does not materially interfere with Employee’s work for the Company or violate Section 7 of this Employment Agreement.

4.
Compensation.
(a)
Base Salary. Beginning on the Start Date, the Company will pay Employee base salary at the rate of $480,000 per year, less applicable withholding and deductions (the “Base Salary”), in accordance with the Company’s normal payroll practices. The Company may review and adjust the amount of the Base Salary from time to time in its sole discretion.
(b)
Incentive Compensation Plan. Employee will be entitled to participate in the Company’s Management Incentive Plan, to the extent applicable to Employee’s position. Beginning on the Start Date, Employee’s bonus target will be 70% of eligible earnings, subject to the terms and conditions of the Management Incentive Plan. Employee’s bonus for the period beginning January 1, 2026 through May 31, 2026 shall be calculated using Employee’s prior bonus target of 50% of eligible earnings in accordance with the terms of the Management Incentive Plan. The Company may review and adjust the amount of the bonus target from time to time in its sole discretion.
(c)
Stock Incentive Plan. Employee will continue to be entitled to participate in the Company’s stock incentive plan to the extent applicable to Employee’s position. Employee is eligible to receive a 2027 target equity award with a grant date value of $775,000, which will consist of 50% time-based restricted stock units and 50% performance-based restricted stock units under the relevant MKS equity plan and contingent upon MKS Compensation Committee approval.
(d)
Promotion Equity Award. Employee is also eligible to receive a promotion equity award on August 17, 2026 with a grant date value of $306,000 in the form of time-based restricted stock units (the “Promotion Award”). The Promotion Award will vest in three equal annual installments beginning on the first anniversary of the grant date subject to Employee’s continued employment and the terms and conditions of the relevant MKS equity plan and contingent upon MKS Compensation Committee approval.
(e)
Benefits. Employee will be eligible to participate in the Company’s generally available employee benefit plans, which currently include medical, dental, vision, life, accidental death and dismemberment, short-term disability and long-term disability insurance, a 401(k) savings plan and an employee stock purchase plan, subject to the terms and conditions of each plan.
(f)
Paid Time Off. Employee will be eligible for 25 days of paid vacation per year, plus paid sick time and holidays, all subject to the terms and conditions of the Company’s policies.
(g)
Expenses. The Company will reimburse Employee for expenses Employee reasonably incurs in performing his or her duties, to the extent provided in the Company’s expense reimbursement policies. Reimbursement of expenses in one tax year will not affect reimbursement of expenses in any other tax year.
5.
End of Employment. Either Employee or the Company may end the employment relationship at any time, for any reason, with or without notice or cause. The employment relationship will end automatically and immediately upon

Employee’s death or entitlement to long-term disability benefits under the Company’s long-term disability program. The date on which Employee’s employment ends, regardless of how it ends, is referred to in this Employment Agreement as the “Employment End Date.” If Employee resigns or the Company terminates Employee’s employment, the Company will (in either case) have the right at any time, for any reason in its sole discretion to decide the Employment End Date. In no event will the Company’s deciding the Employment End Date following Employee’s resignation be considered termination by the Company of Employee’s employment.
6.
Company Obligations Upon End of Employment. When the employment relationship ends, the Company will have no obligation to pay or provide Employee at any time any compensation, payment or benefit of any kind, except as expressly provided in Sections 6(a) though through 6(e) below.
(a)
Minimum Obligations. When the employment relationship ends, no matter how it ends: (i) the Company will pay Employee any unpaid Base Salary through the Employment End Date; (ii) Employee will be entitled to accrued, vested benefits under the Company’s benefit plans and programs to the extent provided in Section 4(d); (iii) the Company will pay Employee for any accrued but unused vacation; and (iv) the Company will reimburse Employee for any unreimbursed expenses incurred through the Employment End Date to the extent provided in Section 4(f).
(b)
30 Days’ Base Salary After Certain Resignations. If Employee provides the Company at least 30 days’ advance written notice of resignation of employment, is an active employee in good standing at the time of such notice and continues to perform his or her duties diligently and professionally to the extent requested thereafter, the Company will pay Employee his or her Base Salary for at least 30 days after such notice, even if the Employment End Date is earlier.
(c)
30 Days’ Base Salary After Certain Terminations. If the Company terminates Employee’s employment other than for Cause, as defined below, the Company will provide Employee with written notice of termination and pay Employee his or her Base Salary for at least 30 days after such notice of termination, even if the Employment End Date is earlier.
(d)
Eligibility for Ordinary Severance Compensation. If the Company terminates Employee’s employment, Employee will be eligible for Ordinary Severance Compensation, as described below, provided that all of the following conditions are satisfied: (i) the Company’s primary reason for terminating Employee’s employment was a change to the Company’s business needs (such as reduction in force or elimination of position) and not Cause as defined below; (ii) Employee has complied with and continues to comply with all of Employee’s obligations under this Employment Agreement and the Confidential Information Agreement; and (iii) Employee executes, provides to the Company within 45 days after the Employment End Date and does not thereafter revoke or attempt to revoke, a general release of claims, which may at the Company’s option and in the Company’s sole discretion include post-employment restrictions substantially identical to the post-employment restrictions contained in Section 7 below, all in a form satisfactory to the Company (“General Release Agreement”). The Company’s good-faith determination that one or more of the conditions listed above has not been satisfied will be binding and conclusive.
(e)
“Ordinary Severance Compensation.” If Employee becomes eligible for Ordinary Severance Compensation:
(i)
Base Salary. The Company will pay Employee, within 14 days after the General Release Agreement becomes irrevocable, a lump sum in an amount equal to 12 months of Base Salary.
(ii)
Continuation of Benefits. For a period of 12 months after the Employment End Date, to the extent Employee is eligible for and elects to continue group medical, vision, or dental insurance coverage under COBRA and timely remits the amount of premium assessed to similarly situated active employees for comparable coverage, the Company will pay the Company’s usual share of such premiums. Benefits payable under this Section 6(e)(ii) will terminate to the extent Employee ceases to be eligible for COBRA coverage under the Company’s medical benefits plan. Notwithstanding the foregoing, the Company will not pay the contribution toward COBRA coverage described above to the extent that the Company reasonably determines that doing so would subject the Company to the excise tax under Section 4980D of the Internal Revenue Code (the “Code”) (as a result of discriminatory coverage under a group health plan).
(f)
Eligibility for Enhanced Severance Compensation. Employee will become eligible for the “Enhanced Severance Compensation,” as described below, instead of Ordinary Severance Compensation under Section 6(d) and (e) above or under any other program or policy of the Company, if and only if all of the following conditions are satisfied: (i) the Company terminates Employee’s employment without “Cause” (as defined below) or Employee resigns for “Good Reason” (as defined below); (ii) the Employment End Date is within 24 months after the effective date of a Change in Control (as defined below); (iii) Employee has complied with and continues to comply with all of Employee’s obligations under this Employment Agreement and the Confidential Information Agreement; and (iv) Employee executes, provides to the Company within 45 days after the Employment End Date and does not thereafter revoke or attempt to revoke, a General Release Agreement, as defined above. The Company’s good-faith determination that one or more of the conditions listed above has not been satisfied will be binding and conclusive.
(g)
“Enhanced Severance Compensation.” If Employee becomes eligible for the Enhanced Severance Compensation:

(i) Base Salary. The Company will pay Employee, within 14 days after the General Release Agreement becomes irrevocable, a lump sum in an amount equal to one and one-half times annual Base Salary (determined without regard to any reduction in Base Salary giving rise to “Good Reason,” as defined below).

(ii) Incentive Compensation. The Company will pay Employee, within 14 days after the General Release Agreement becomes irrevocable, a lump sum equal to one and one-half times the annual amount of incentive compensation for which Employee was eligible under any Incentive Compensation Plan of the Company then in effect for the year containing the Employment End Date. Additionally, Employee will receive a payment for target bonus, prorated for the current year.

(iii) Continuation of Benefits. For a period of 18 months after the Employment End Date, to the extent Employee is eligible for and elects to continue group medical, vision, or dental insurance coverage under COBRA and timely remits the amount of premium assessed to similarly situated active employees for comparable coverage, the Company will pay the Company’s usual share of such premiums. Benefits payable under this Section 6(g)(iii) will terminate to the extent Employee ceases to be eligible for COBRA coverage under the Company’s medical benefits plan. Notwithstanding the foregoing, the Company will not pay the contribution toward COBRA coverage described above to the extent that the Company reasonably determines that doing so would subject the Company to the excise tax under Section 4980D of the Internal Revenue Code (the “Code”) (as a result of discriminatory coverage under a group health plan).

(iv) Restricted Stock Units or Stock Appreciation Rights. Employee's unvested equity awards as of the Employment End Date will be subject to accelerated vesting to the extent provided in the respective equity award agreement issued to Employee under the then effective MKS Inc. equity incentive plan (including the MKS Inc. 2022 Stock Incentive Plan).

(h)
No Obligation to Mitigate Damages; Effect on Other Contractual Rights. Employee will not be required to mitigate damages, by seeking other employment or otherwise, as a condition of receiving any portion of the Ordinary Severance Compensation or the Enhanced Severance Compensation. Nor will the Ordinary Severance Compensation or the Enhanced Severance Compensation be reduced by any compensation earned by Employee as the result of employment by an employer other than the Company or a direct or indirect parent, subsidiary or affiliate of the Company after the Employment End Date. Nothing in this Section 6(h) is intended to or shall delay, prevent or require any compensation for any termination of COBRA benefits that may occur pursuant to Section 6(e)(ii) or Section 6(g)(iii) above.
(i)
“Cause.” “Cause” to terminate Employee’s employment will exist if Employee:

(i) commits a felony or engages in fraud, misappropriation or embezzlement;

(ii) knowingly fails or refuses to perform Employee’s duties in a material way and, to the extent that the Company determines such failure or refusal can reasonably be cured, fails or refuses to effect a cure within 10 days after the Company notifies Employee in writing of the failure or refusal;

(iii) knowingly causes, or knowingly creates a serious risk of causing, material harm to the Company’s business or reputation; or

(iv) breaches, in a material way, this Employment Agreement, the Confidential Information Agreement or any other agreement between Employee and the Company, and, to the extent that the Company determines such breach can reasonably be cured, fails or refuses to effect a cure within 10 days after the Company notifies Employee in writing of the breach.

(j)
“Good Reason.” “Good Reason” for Employee to resign will exist if, without Employee’s express written consent:

(i) the Company materially reduces Employee’s position, duties or responsibilities;

(ii) the Company reduces Employee’s Base Salary as in effect on the date hereof or as the same may be increased from time to time during the term of this Employment Agreement;

(iii) the Company changes Employee’s principal place of work to a location more than 50 miles from Employee’s current principal place of work.

Notwithstanding the foregoing, an action described above will not constitute Good Reason unless: (A) Employee, within 30 days after the he or she learns, or with reasonable diligence should have learned, of such action, delivers to the Company written notice identifying the action as Good Reason and demanding its correction; (B) the Company fails to correct such event within 30 days after receipt of such notice; and (C) Employee resigns for Good Reason within 90 days after the date Employee learned, or with reasonable diligence should have learned, of such action.

(k)
“Change in Control.” For purposes of this Employment Agreement, the term “Change in Control” will mean the first to occur of any of the following events: (i) any “person” (as that term is used in Section 13 and 14(d)(2) of the Securities Exchange Act of 1934 (“Exchange Act”)) becomes the beneficial owner (as that term is used in Section 13(d) of the Exchange Act), directly or indirectly, of fifty percent (50%) or more of MKS’ capital stock entitled to vote in the election of directors; (ii) the shareholders of MKS approve any consolidation or merger of MKS other than a consolidation or merger of MKS in which the holders of the common stock of MKS immediately prior to the consolidation or merger hold more than fifty percent (50%) of the common stock of the surviving corporation immediately after the consolidation or merger; or (iii) the shareholders of MKS approve the sale or transfer of all or substantially all of the assets of MKS to parties that are not within a “controlled group of corporations” (as defined in Code Section 1563) in which MKS is a member.

7.
Non-Competition.
(a)
During Employee’s MKS Employment (as defined below) and for 12 months immediately thereafter (together, the “Non-Compete Period”), Employee will not engage in or otherwise carry on, directly or indirectly anywhere in the world (as principal, agent, employee, employer, investor, shareholder (except for holdings of no greater than 1% of the total outstanding shares in a publicly-traded company), consultant, partner, member, manager, financier or in any other individual or representative capacity of any kind whatsoever), any Competitive Activity (as defined below).
(b)
“MKS Employment” means the period beginning on the first day that Employee is employed by the Company and ending on the first day on which Employee is no longer employed by any MKS Entity (as defined below).
(c)
“MKS Entity” means (i) the Company; (ii) any current or future parent, subsidiary or affiliate of the Company; or (iii) any successor or assign of (i) or (ii).
(d)
“Competitive Activity” means business or activity competitive with an MKS Entity but only to the extent that business or activity is related to, similar to, or competitive with the activities of the business unit(s), division(s), laborator(y)(ies), facilit(y)(ies) and other operational unit(s) in or for which Employee performed work for an MKS Entity or about which Employee acquired Proprietary Information (as defined in the Confidential Information Agreement).
(e)
The post-employment Non-Compete Period shall be extended to two (2) years upon Employee’s breach of his/her fiduciary duty and/or unlawful taking, physically or electronically, of property belonging to the Company.
(f)
If any court of competent jurisdiction determines that this Section 7 is unenforceable because the Non-Compete Period is too long or because Competitive Activity includes too great a range of activities or too wide a geographic scope, the parties agree that this Section 7 should be interpreted to extend only over the maximum period of time or range of activities or geographic scope as to which it may be enforceable.
(g)
The post-employment restrictions on Employee’s conduct contained in this Employment Agreement and in the Confidential Information Agreement will continue to apply even if Employee’s duties, title, compensation, location or other terms or conditions of employment change, and even if such change or changes are material.
(h)
The Company and Employee agree that violation by Employee of any of the provisions of this Section 7 of this Employment Agreement would cause the Company irreparable harm beyond what could reasonably or adequately be compensated in damages, and that the Company would therefore be entitled (in addition to the Company’s other remedies) to an injunction, declaratory judgment or restraining order against any such violation or threatened violation.
(i)
Employee has had an opportunity to have this Employment Agreement reviewed by an attorney before signing.

(j)
Employee acknowledges and agrees that this non-competition covenant is supported by the following mutually-agreed upon consideration, which the parties acknowledge and agree is fair and reasonable: at-will employment with the Company, the compensation and benefits associated therewith and the other terms and conditions of this Employment Agreement.
(k)
If and to the extent Employee is employed in California, the provisions of this Section 7 shall not apply.
8.
Code Section 409A Compliance.
(a)
Where this Employment Agreement refers to Employee’s termination of employment for purposes of receiving any payment, whether such a termination has occurred will be determined in accordance with Section 409A of the Internal Revenue Code (the “Code”) and Treasury Regulation Section 1.409A-1(h) (or any successor provisions) to the extent required by law.
(b)
To the extent that benefits under Section 6 are contingent upon Employee providing a General Release Agreement, Employee will sign and return the General Release Agreement within the reasonable time period designated by the Company, which will not be more than 45 days. If the period for Employee to review a General Release Agreement plus any revocation period crosses calendar years, payments contingent upon the Release will be made in the later calendar year. Any payments contingent upon the General Release Agreement that would otherwise be made during the period for review and revocation of the General Release Agreement will be made, provided that the General Release Agreement is timely executed and returned to the Company and not revoked, on the first scheduled payment date after such period ends. Each payment in respect of Employee’s termination of employment under Section 6 of the Employment Agreement is designated as a separate payment for Section 409A purposes.
(c)
If Employee is designated as a “specified Executive” within the meaning of Code Section 409A (while the Company is publicly traded), any deferred compensation payment subject to Section 409A to be made during the six-month period following Employee’s termination of employment will be withheld and the amount of the payments withheld will be paid in a lump sum, without interest, during the seventh month after Employee’s termination; provided, however, that if Employee dies prior to the expiration of such six month period, payment to Employee’s beneficiary will be made as soon as reasonably practicable following Employee’s death. The Company will identify in writing delivered to Employee any payments it reasonably determines are subject to delay under this Section 8(c). In no event will the Company have any liability or obligation with respect to taxes for which Employee may become liable as a result of the application of Code Section 409A.
9.
Code Sections 280G/4999. If (a) any payments or benefits to Employee in connection with this Employment Agreement (“Payments”) would be subject to the excise tax imposed by Code Section 4999 (the “Parachute Tax”), (b) paying Employee a lesser amount would avoid the Parachute Tax entirely and (c) payment of such lesser amount would, after taking into account applicable federal, state and local income taxes and the Parachute Tax, result in Employee receiving a greater after-tax payment than if the Company made the Payments in full, then the Company will pay Employee such lesser amount instead of making the Payments in full. The reporting and payment of any Parachute Tax will in all events be Employee’s responsibility. The Company will not in any event provide a gross-up or any other payment to compensate Employee for the payment of the Parachute Tax or for any reduction in the Payments. The Company will withhold from the Payments any amounts it reasonably determines are required under Code Section 4999(c) and the Treasury Regulations thereunder.
10.
Withholding. The Company will deduct from the amounts payable to Employee pursuant to this Employment Agreement all withholding amounts and deductions required by law or authorized by Employee.
11.
Changes to Plans and Policies. Nothing in this Employment Agreement will: (a) require the Company or its affiliates to establish, maintain or continue any incentive compensation plan, stock incentive plan or other benefit plan, policy or arrangement; (b) restrict the right of the Company or any of its affiliates to amend, modify or terminate any such plan, policy or arrangement; (c) entitle Employee to participate in any such plan policy or arrangement at any specified level (or at all) in any year; or (d) prevent any future change to any such plan, policy or arrangement from applying to Employee in accordance with the terms of the change.
12.
Assignment. The rights and obligations of the Company under this Employment Agreement will inure to the benefit of, and be binding upon, the Company’s successors and assigns. The rights and obligations of Employee under this Employment Agreement will inure to the benefit of, and will be binding upon, Employee’s heirs, executors and legal representatives. Employee may not delegate or assign any obligations under this Employment Agreement.
13.
Entire Agreement and Severability. This Employment Agreement and the Confidential Information Agreement supersede any and all other agreements, either oral or in writing, between Employee and the Company with respect to the Company’s employment of Employee, including the Prior Employment Agreement and the Prior Confidential Information Agreement. This Employment Agreement and the Confidential Information Agreement contain all of the covenants and agreements between the parties with respect to such employment. Neither party is entering into this Employment Agreement on the basis of any representation, inducement, promise or agreement, oral or otherwise, by any party, or by anyone acting on behalf of any party, which is not stated herein. Any modification of this Employment Agreement will be effective only if it is in writing and signed by both parties to this Employment Agreement. If any provision in this Employment Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions will nevertheless continue in full force and effect without being impaired or invalidated in any way.
14.
Miscellaneous. This Employment Agreement and the rights and obligations of the parties hereunder will be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts, excluding (but only to the extent permitted by law) its conflict of laws and choice of law rules. The parties agree that service of any process, summons, notice or document by U.S. certified mail or overnight delivery by a generally recognized commercial courier service to Employee’s last known address (or any mode of service recognized to be effective by applicable law) will be effective service of process for any action, suit or proceeding brought against Employee. The failure of either party hereto to enforce any right under this Employment Agreement will not be considered a waiver of that right, or of any related claim for damages, or of any other rights under this Employment Agreement.
15.
Arbitration and Waiver of Jury Trial.
(a)
Any “Legal Dispute” (as defined below) between Employee and any MKS Entity (or between Employee and any employee or agent of any MKS Entity, to the extent directly or indirectly arising from or relating in any way to Employee’s employment with or separation from the Company) will be resolved by final and binding arbitration. Notwithstanding the foregoing sentence, the Company may, in its sole discretion, obtain preliminary injunctive relief enforcing the provisions of the Confidential Information Agreement or Section 7 of this Employment Agreement from any court of competent jurisdiction.
(b)
“Legal Dispute” means a dispute about legal rights or legal obligations, including but not limited to any rights or obligations arising under this Employment Agreement; the Confidential Information Agreement; any other agreement; any applicable legal or equitable doctrine; any applicable common law theory; or any applicable federal, state or local, statute, regulation or other legal requirement.
(c)
The arbitration will be held in the Commonwealth of Massachusetts. It will be conducted in accordance with the then-prevailing Employment Arbitration Rules of the American Arbitration Association.
(d)
Notwithstanding any other provision of this Employment Agreement or any other agreement or of any arbitration rules, no Legal Dispute involving any MKS Entity may be included in any class or collective arbitration or any other class or collective proceeding. The exclusive method for resolving any such Legal Dispute will be arbitration on an individual basis.
(e)
Any issues about whether a dispute is subject to arbitration will be determined by a court of competent jurisdiction and not by an arbitrator. Any issues about the meaning or enforceability of Section 15(d) will be decided by a court of competent jurisdiction and not by an arbitrator.
(f)
The Company, Employee and the arbitrator will treat all aspects of the arbitration proceedings, including without limitation, discovery, testimony and other evidence, briefs and the award, as strictly confidential, except that the arbitration award may be disclosed to the extent necessary to enforce the award, the provisions of the Confidential Information Agreement, or the provisions of this Employment Agreement.
(g)
Employee and the Company understand and acknowledge that by agreeing to arbitrate the disputes covered by this Section 15, they are waiving the right to resolve those disputes in court and waiving any right to a jury trial with respect to those disputes.
16.
Knowing and Voluntary Agreement. Employee understands that Employee has the right to consult counsel before signing this Employment Agreement.

IN WITNESS WHEREOF, the parties hereto have executed, in the Commonwealth of Massachusetts, this Employment Agreement as a sealed instrument, all as of the day, month and year first written above.

MKS INC. By: /s/ John T.C. Lee John T.C. Lee Title: President & Chief Executive Officer	Dated: 5-11-26

/s/ Renee M. Donlan Renee Donlan	Dated: 5-11-26